Exhibit 99.1

AITX's RAD-G Announces Security-Centric Proprietary 'ChatGPT-Like' Vision-Language Model for Security Industry Applications

New AI Model Offers Licensing Opportunities and Real-Time Intelligence for Security Providers

Detroit, Michigan, August 19, 2025 -- Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCID:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients, along with its wholly owned subsidiary Robotic Assistance Devices Group, Inc. (RAD-G) (collectively, the "Companies"), today announced the development of a proprietary Vision-Language Model (VLM) purpose-built for security applications. Unlike off-the-shelf models such as ChatGPT, Claude and Meta's Llama[1], this VLM has been engineered in-house to deliver precise, real-time generative AI for action and analysis of visual and textual data specifically tuned for security professionals. The Company sees the need for a security-specific VLM that has greater transparency and control than the mass-market LLMs currently available.

"Security end users and manufacturers absolutely require LLMs and VLMs where they have greater control and transparency related to generative AI's operations," said Steve Reinharz, CEO/CTO and founder of AITX and RAD-G. "After nearly a year of building the fundamental technology, we are ready to announce this effort with a prospective launch date before the end of this calendar year."

A VLM is a type of artificial intelligence that can both "see" and "understand". It processes images and video along with written and spoken language at the same time. In simple terms, it is the technology that lets the Company's devices watch what is happening, interpret it in context, and then respond in methods people can easily understand.

Designed for integration and licensing, this solution provides organizations with a streamlined, high-performance tool to enhance situational awareness and drive progress across the security sector. This breakthrough follows the Company's success with SARA™, RAD-G's widely acclaimed agentic AI-powered video monitoring and action solution and further extends the reach of AITX's advanced security technologies.

The Companies expect to deliver this solution to the industry at prices comparable to the current pricing structure of the major LLM service providers. As development has been underway for some time this project will be launched without adding costs to existing SG&A.

Because AITX and RAD-G have developed and own this VLM outright, the Companies can offer flexible licensing arrangements to security providers, integrators, and enterprise clients. This level of control ensures rapid adaptation to evolving security needs, streamlined integration with a variety of platforms, and the ability for partners to tailor the technology to their specific environments. By making the VLM available for licensing, the Company is enabling a new standard of intelligence, agility, and responsiveness in the security industry.

Organizations interested in bringing the RAD-G VLM to their security operations or exploring licensing opportunities are encouraged to contact the Company for more information. As the security industry continues to move forward, AITX remains focused on providing advanced solutions that create tangible results for clients, partners, and the sector as a whole.

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry[2] through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, reinforcing the Company's credibility with enterprise and government clients who require strict data protection and security compliance.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com

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[1] References to OpenAI's ChatGPT, Anthropic's Claude, and Meta's Llama are for identification purposes only and do not imply any affiliation with or endorsement by their respective owners. All trademarks and product names mentioned are the property of their respective owners.

[2] https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/